Exhibit 10.4
Mr. Anthony L. Trunzo
c/o FLIR Systems, Inc.
27700 SW Parkway Avenue
Wilsonville, OR 97070

Re: Amended and Restated Change of Control Agreement

Dear Tony:

FLIR Systems, Inc., an Oregon corporation with its Corporate offices located at 27700 SW Parkway Avenue, Wilsonville, Oregon 97070 (the “Company”), considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its shareholders. To this end, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company, acting through its Compensation Committee (the "Committee") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change of Control of the Company.

To induce you to remain in the employ of the Company, this letter agreement (“Agreement”) sets forth the severance benefits which the Company will provide to you in the event your employment with the Company is terminated in connection with a Change of Control, as defined herein, under the circumstances described below.

1.    Term of Agreement. The term of this Agreement, as amended and restated as set forth herein, commences on the date last written below, and extends through and including December 31, 2014; provided, however, that (i) the term of the Agreement shall be extended automatically by additional, consecutive 12-month periods unless the Company notifies you in writing of its decision to terminate the Agreement at least one hundred eighty (180) days prior to the date on which the Agreement is scheduled to expire and (ii) if a Change of Control, as defined in Section 2 below, occurs during the term of this Agreement, then notwithstanding any notice of termination pursuant to clause (i), the Agreement shall continue in effect for a period of one hundred eighty (180) days after the date of such Change of Control. Notwithstanding anything to the contrary set forth herein, this Agreement shall immediately terminate upon the termination of your employment with the Company under circumstances other than as described in Section 3 hereof.
2.    Change of Control. For the purpose of this Agreement, “Change of Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with this Section 2. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:
(a)    A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(v).
(b)    A “change in the effective control” of the Company shall occur on the date on which a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vi).
(c)    A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vii)(B).
3.    Termination Following Change of Control. If a Change of Control occurs during the term of this Agreement and either (i) your employment is terminated by the Company for a reason other than Cause within sixty (60) days before the Change of Control or one hundred eighty (180) days after the Change of Control or (ii) you terminate your employment due to Good Reason by delivery of a notice to the Company within one hundred eighty (180) days after the Change of Control setting forth the conditions that constitute Good Reason, then you will be entitled to the benefits provided in Section 4 below; provided that you shall not be entitled to such benefits if such termination is due to your death or Disability. For the purpose of this Section 3:
(a) “Cause” means you committed any one or more of the following: (i) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law or ethical rule relating to your employment by the Company; (ii) a felony or any act involving moral turpitude for which you were convicted or entered a plea of nolo contendere; (iii) a breach of any material provision of this Agreement or any confidentiality agreement between you and the Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within 30 calendar days after written notice of such breach is given to you; or (iv) a breach of your fiduciary duty to the Company.
(b) “Disability” means your inability to perform the duties of your position under this Agreement for a continuous period of five (5) months, with or without reasonable accommodation, because of a physical or mental impairment, as determined by the Committee.
(c) “Good Reason” shall mean, without your express written consent, the occurrence of any of the following conditions:
(i) a material reduction in your base compensation;

(ii) a material diminution in your authority, duties, or responsibilities; or

(iii) a relocation of your primary employment duties by more than 50 miles;

provided, however, that the occurrence of any such condition shall not constitute Good Reason unless you provide notice to the Company of the existence of such condition not later than the earlier to occur of (A) 90 days after the initial existence of such condition and (B) 180 days after the date of the Change of Control, and the Company shall have failed to remedy such condition within 30 days after receipt of such notice.

4.    Change of Control Benefits.
(a)    In the event you become eligible for benefits under Section 3, you will receive (i) any benefits to which you are entitled pursuant to and in accordance with the terms of any plan of the Company then in effect and any existing contract between you and the Company, and (ii) the following benefits, conditioned upon your signing a release of claims in a form reasonably satisfactory to the Company not later than twenty-one (21) calendar days after the date of your termination:
(1)    your unvested equity awards will immediately vest and become exercisable;
(2)    a lump sum payment in an amount equal to your Cash Compensation received by you from the Company for the two (2) most recent taxable years ending before the date upon which the Change of Control occurred, payable upon the later of (i) thirty (30) calendar days from the date your employment terminates or (ii) thirty (30) calendar days from the date of the Change of Control, but in no event later than March 15th of the year following the year in which the termination occurs. As used in this paragraph, Cash Compensation means your base salary and your annual incentive plan payment, in each case including any amounts deferred in the Company’s 401(k) plan and deferred compensation plan; and

(3)    until the earlier of (a) eighteen (18) months, (b) such time as you obtain comparable benefits through employment or otherwise, or (c) age sixty-five (65), the Company will pay the COBRA premiums for continuation of group health insurance coverage for you and any of your eligible dependents that were covered under the Company’s health plans on your date of termination.
Notwithstanding anything to the contrary in this Agreement or in any other plan, policy or agreement, if you become eligible for severance benefits under Section 3 of this Agreement, you shall not be eligible to receive any severance benefits from the Company under any other plan, policy or agreement, including your Executive Employment Agreement dated as of May 19, 2013; provided that if your employment is terminated by the Company for a reason other than Cause within sixty (60) days before the date of a Change of Control and severance benefits had already commenced pursuant to the terms of another plan, policy or agreement, then (i) the severance benefits payable under such other plan, policy or agreement shall cease as of the date of the Change of Control and (ii) (A) the cash severance benefits payable pursuant to Section 4(a)(ii)(2) shall be reduced by the aggregate amount of cash severance benefits that you actually received prior to the date of the Change of Control under such other plan, policy or agreement and (B) the number of months of COBRA continuation benefits provided under Section 4(a)(ii)(3) shall be reduced by the number of months of such COBRA continuation that you actually received prior to the date of the Change of Control under such other plan, policy or agreement.

(b)    Notwithstanding any other provision of this Agreement, if any payment or benefit you would receive pursuant to a Change of Control of the Company or otherwise (each a “Payment” and collectively the “Payments”) could constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall reduce the Payments so that the maximum amount of the Payments shall be One Dollar ($1.00) less than the amount that would cause the Payments to be subject to the excise tax imposed by Section 4999 of the Code.
(c)    If a reduction in Payments is necessary under Section 4(b), the Payments shall be reduced by the Company in its reasonable discretion in the following order and in a manner that complies with Section 409A of the Code (as determined by the Company): (i) reduction of cash Payments otherwise payable to you that are exempt from Section 409A of the Code; (ii) reduction of cash Payments otherwise payable to you that are subject to Section 409A of the Code, on a pro-rata basis or such other manner that complies with Section 409A of the Code; (iii) cancellation of accelerated vesting of equity-based awards; and (iv) reduction of any other payments and benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code. If acceleration of vesting of your equity awards is to be reduced pursuant to clause (iii) of the immediately preceding sentence, such acceleration of vesting shall be accomplished by first canceling such acceleration for the vesting installment that will vest last and continuing to the extent necessary by canceling such acceleration for the next vesting installment with the latest vesting. A nationally recognized, independent accounting firm selected by the Company shall perform the calculations required by this Agreement. The Company shall bear all reasonable expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with supporting documentation, to the Company and you promptly after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company, including a reasonable time prior to the Payment trigger date. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.
5.    Right to Terminate. Nothing in this Agreement modifies the “at will” nature of your employment with Company. Both you and the Company retain the right to terminate the employment relationship at any time.

6.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, each subsidiary and their respective successors and assigns, and shall be binding upon you, your administrators, executors, legatees, and heirs. In that this Agreement is a personal service contract, you may not assign it.
7.    Notices. All notices, requests and demands given to or made pursuant to this Agreement shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth in this Agreement (if to Company, to the attention of the General Counsel). Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third (3rd) business day thereafter or when it is actually received, whichever is sooner.
1.    Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.
2.    Mediation & Arbitration.
(a)    In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion (a “Dispute”), the parties agree that, prior to commencing any proceeding to enforce any rights under this Agreement, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half (½) of the mediator's fees and expenses and shall pay all of its own attorneys' fees and expenses related to the mediation.
(b)    If any Dispute cannot be resolved pursuant to Section 9(a), such Dispute shall be settled by arbitration in Portland, Oregon or such other location to which the parties may agree administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and you. You and the Company acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.
3.    Governing Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, without regard to its choice of laws provisions.
4.    Attorney Fees. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its attorney fees, costs and out-of-pocket expenses at trial and on appeal.
12.    Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
5.    Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
6.    Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.
7.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, agreements, statements, representations or promises with respect to its subject matter. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.
8.    Section 409A. It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to you under Section 409A of the Code and any guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, applied and (to the minimum extent necessary) amended so that it does not fail to meet, and is operated in accordance with, the requirements of that Section. Without limiting the generality of the foregoing, (a) in the event you are a “specified employee” within the meaning of Section 409A of the Code at the time of your separation from service (within the meaning of Section 409A of the Code), any payments on termination due hereunder which are considered “nonqualified deferred compensation” under Section 409A of the Code and are payable during the six (6) month period beginning on your termination will be deferred and paid, together with interest at eight percent (8%), in a lump sum six (6) months and one (1) day after the date of termination (or, if earlier, upon your death) and (b) a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of his Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to that Section by the U.S. Department of the Treasury or the Internal Revenue Service.
If you accept the terms and conditions set forth herein, please so indicate by signing below and returning this Agreement to the Company’s Vice President – Human Resources.

Signed this 6th day of November, 2013.

FLIR Systems, Inc.

By: __/s/ Andrew C. Teich____________
Andrew C. Teich
President and Chief Executive Officer

ACCEPTED AND AGREED:

_/s/ Anthony L. Trunzo________
Anthony L. Trunzo